Exhibit 12.1

Oglethorpe Power Corporation

Computation of Ratio of Earnings to Fixed Charges,

Equity Ratio and Margins for Interest Ratio

	Year ended December 31,
	2016	2015	2014	2013	2012
Computation of Ratio of Earnings to Fixed Charges:
Net margin	$50,345	$48,341	$46,635	$41,480	$39,320
Less: income from equity investees	(1,413)	(1,618)	(1,712)	(1,675)	(1,576)
Adjusted net margin	48,932	46,723	44,923	39,805	37,744

Interest expense	366,892	354,269	344,561	313,491	307,482
Less: interest capitalized during period	(116,634)	(108,667)	(102,081)	(95,886)	(83,892)
Amortization of deferred debt expense	11,964	15,545	16,653	15,872	20,410
Interest portion of rental expense	1,608	1,691	2,142	2,599	2,649
Earnings	312,762	309,561	306,198	275,881	284,393

Interest expense	366,892	354,269	344,561	313,491	307,482
Amortization of deferred debt expense	11,964	15,545	16,653	15,872	20,410
Interest portion of rental expense	1,608	1,691	2,142	2,599	2,649
Fixed Charges	$380,464	$371,505	$363,356	$331,962	$330,541

Ratio of Earnings to Fixed Charges	0.82 (1)	0.83 (2)	0.84 (3)	0.83 (4)	0.86 (5)

Computation of Equity Ratio:
Patronage capital	$859,810	$809,465	$761,124	$714,489	$673,009

Total capitalization	$8,863,137	$8,214,739	$7,894,059	$7,621,809	$6,554,593
Unamortized debt issuance costs and bond discounts	101,261	97,988	101,939	49,862	57,016
Long-term debt and capital leases due within one year	316,861	189,840	160,754	152,153	168,393
Total long-term debt and equities	$9,281,629	$8,502,567	$8,156,752	$7,823,824	$6,780,002

Equity Ratio	9.3%	9.5%	9.3%	9.1%	9.9%

Computation of Margins for Interest Ratio:
Adjusted net margin	$48,932	$46,723	$44,923	$39,805	$37,744
Interest for debt secured under the first mortgage indenture	349,227	333,556	320,715	284,323	269,597
	$398,159	$380,279	$365,638	$324,128	$307,341

Margins for Interest Ratio	1.14	1.14	1.14	1.14	1.14

(1)   The dollar amount for the deficiency for the fiscal year ended December 31, 2016 is $67,702,000.

(2)   The dollar amount for the deficiency for the fiscal year ended December 31, 2015 is $61,944,000.

(3)   The dollar amount for the deficiency for the fiscal year ended December 31, 2014 is $57,158,000.

(4)   The dollar amount for the deficiency for the fiscal year ended December 31, 2013 is $56,081,000.

(5)   The dollar amount for the deficiency for the fiscal year ended December 31, 2012 is $46,148,000.